Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Hai V. Tran	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES
NET INCOME APPLICABLE TO COMMON STOCK OF $0.06 PER SHARE,
FOR THE QUARTER ENDED MARCH 31, 2007, COMPARED TO A NET LOSS
APPLICABLE TO COMMON STOCK OF $0.03 PER SHARE IN THE PRIOR YEAR

        BETHESDA, MARYLAND, May 7, 2007 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announces net sales of $143.9 million and net income applicable to common stock of $1.4 million, or $0.06 per share, for the quarter ended March 31, 2007, compared to a loss applicable to common stock of $0.7 million, or a loss of $0.03 per share in the same period of the prior year.

Net sales for the quarter ended March 31, 2007 increased by $3.5 million, or 2.5%, to $143.9 million from $140.4 million in the prior year’s comparable quarter. The sales growth was primarily the result of a $3.3 million, or 2.6%, increase in same-center sales in our patient care business. Gross profit for the first quarter of 2007 increased by $1.1 million to $71.3 million, or 49.6% of net sales, compared to $70.2 million, or 50.0% of net sales, in the first quarter of the prior year. The increase was due principally to the increase in sales and a $1.2 million decrease in labor, offset by a $3.5 million increase in the cost of materials as compared to the first quarter of 2006.

Income from operations was $12.4 million in the first quarter of 2007 compared to $10.9 million in the first quarter of 2006, a $1.5 million increase primarily due to the aforementioned increase in gross profit and a $0.5 million decrease in selling, general and administrative expenses. The decrease in selling, general and administrative expenses included a $1.0 million decrease in non labor-related expenses offset by a $0.5 million increase in the investments relating to the Company’s growth initiatives.

Net income applicable to common stock for the first quarter of 2007 was $1.4 million, or $0.06 per share, compared to the prior year’s net loss applicable to common stock of $0.7 million, or a loss of $0.03 per share.

Cash flow from operations was $2.2 million in the first quarter of 2007, compared to the prior year’s cash used in operations of $12.8 million. This $15.0 million improvement was principally due to a change in the timing of the interest payments for our subordinated notes and the increase in net income.

Commenting on the results, Ivan R. Sabel, Chairman and Chief Executive Officer of Hanger Orthopedic Group, remarked, “We are pleased with our improved performance for the first quarter of 2007, as our patient care centers continue to execute by generating same center sales growth of over 2.5% despite challenging weather conditions in the Northeast and Midwest. In addition to the solid results, an improved outlook from Standard & Poor’s Ratings Services and an upgrade from Moody’s Investors Service were recently announced, both of which are recognition of the progress we are making regarding our financial performance and will have a direct impact on lowering our cost of debt going forward.”

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 619 patient care centers in 45 states and the District of Columbia, with 3,461 employees including 1,027 practitioners (as of 3/31/07). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

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This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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-tables to follow-

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

Income Statement:	Three Months Ended March 31,
	2007	% of Net Sales	2006	% of Net Sales
Net sales	$143,850	100.0%	$140,445	100.0%
Cost of goods sold (exclusive of depreciation and amortization)	72,549	50.4%	70,215	50.0%
Selling, general and administrative	55,157	38.4%	55,627	39.6%
Depreciation and amortization	3,748	2.6%	3,688	2.6%

Income from operations	12,396	8.6%	10,915	7.8%
Interest expense	9,340	6.5%	9,500	6.8%

Income before taxes	3,056	2.1%	1,415	1.0%
Provision for income taxes	1,272	0.9%	586	0.4%

Net income	1,784	1.2%	829	0.6%
Less preferred stock dividend and accretion-7% Redeemable Preferred Stock	--		1,565
Less preferred stock dividend - Series A Convertible Preferred Stock	416		--

Net income (loss) applicable to common stock	$1,368		$(736)

Basic Per Common Share Data:
Net Income (loss)	$0.06		$(0.03)

Shares used to compute basic per common share amounts	22,191,920		21,837,069

Diluted Per Common Share Data:
Net income (loss)	$0.06		$(0.03)

Shares used to compute diluted per common share amounts	23,368,871		21,837,069

Cash Flow Data:
Cash flow from operations	$2,155		$(12,771)
Capital expenditures	$(4,125)		$(2,617)
Increase (decrease) in cash	$(3,685)		$(1,749)

Balance Sheet Data:	March 31, 2007	December 31, 2006
Working Capital	$161,201	$157,208
Total Debt	$409,508	$410,624

Hanger Orthopedic Group, Inc.

Statistical Data:	Three Months Ended March 31,
	2007	2006
Patient-care centers	619	621
Number of Practitioners	1,027	1,032
Number of states (including D.C.)	46	46
Payor mix:
Private pay and other	59.7%	58.5%
Medicare	29.2%	30.8%
Medicaid	6.5%	6.6%
VA	4.6%	4.1%
Percentage of net sales from:
Patient-care services	90.8%	90.5%
Distribution and other	9.2%	9.5%